Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S‑8 (Nos. 333- 193963, 333-198499, 333-203235 and 333-208543) and the Registration Statements on Form S-3 (Nos. 333-207469 and 333-202494) of Revance Therapeutics Inc. of our report dated March 4, 2016 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 4, 2016